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Exhibit 99.1

Arthur Schmidt & Associates, Inc.		for:	BUTLER MANUFACTURING COMPANY
Tel	(516) 767-7676		(NYSE:BBR)
Fax	(516) 767-7177
Email:	asa@arthurschmidt.com

                      FOR IMMEDIATE RELEASE

                      CONTACT:
                      John Holland
                      Chairman & CEO
                      816-968-3255

BUTLER MANUFACTURING STOCKHOLDERS APPROVE

MERGER WITH BLUESCOPE STEEL

        KANSAS CITY, MO, April 27, 2004—Butler Manufacturing Company (NYSE:BBR) announced today that its stockholders approved the merger of Butler and BlueScope Steel at a special meeting held here today.

        Independent tabulators for Butler reported that 4,202,754 million shares, or 66.3 percent of outstanding Butler shares, voted in favor of the merger. A favorable vote by a majority of shares outstanding was required for the merger to be approved. 86.6 percent of those Butler shares voted, voted in favor of the merger.

        The merger is expected to close later today. Under the terms of the merger agreement, Butler stockholders will receive $22.50 per share. It is expected that payment will be available to Butler stockholders after the closing, upon presentation of appropriate documents to the paying agent. After the merger is completed, BlueScope will send Butler stockholders written instructions for surrendering their shares for payment.

        John Holland, chairman and chief executive officer of Butler, said, "On behalf of Butler's Board, I want to thank our shareholders for the positive vote for the BlueScope merger."

        Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

        BlueScope Steel, headquartered in Melbourne, Australia, is the largest steel producer in Australia and New Zealand. BlueScope Steel manufactures steel slab, hot and cold rolled coil, plate, tinplate and metallic painted and coated steel products such as the market-leading COLORBOND® and ZINCALUME® steel brands.

Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.

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The information and opinions contained in this release have been furnished and approved by Butler Manufacturing Company. We are retained by them as investor relations counsel.

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  Exhibit 99.1